Exhibit 18
CALCULATION OF FILING FEE TABLE
Form N-14
(Form Type)

Chicago Atlantic BDC, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	(1)	N/A	$267,231,931.72(1)	0.00013810	$36,904.73(2)	—	—	—	—
Fees Previously Paid									—	—	—	—
	Total Offering Amounts					$267,231,931.72		$36,904.73
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$36,904.73

(1)
In accordance with Rule 457(f) under the Securities Act of 1933, as amended, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of July 22, 2026, based on the market value of shares of common stock of Chicago Atlantic Real Estate Finance, Inc. (“REFI”) using the average of the high and low price of the REFI common stock on July 22, 2026, as reported on the Nasdaq Global Market and 26,020,636 shares of REFI common stock outstanding as of July 22, 2026.

(2)
In accordance with Rule 457(o) under the Securities Act, the filing fee was determined as the product of the maximum aggregate value of the transation as calculated in note (1) above multiplied by the filing fee rate of $138.10 per million dollars.